EXHIBIT 23

CONSENT OF ACCOUNTANT

We consent to the inclusion in this registration statement of TJ Roasters, Inc. on Form 10-SB of our report, dated September 8, 2004, on our audits of the financial statements of Birch Branch, Inc. as of July 31, 2004 and for the three months then ended. We also consent to the reference to our Firm under the caption “Experts” in the prospectus of this registration statement.

/s/ MALONE & BAILEY

MALONE & BAILEY
Houston, TX

September 8, 2004